Center Bancorp, Inc. Reports Third Quarter 2010 Earnings

UNION, NJ—October 28, 2010—Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank, today reported operating results for the third quarter ended September 30, 2010. Net income available to common stockholders amounted to $2.0 million, or $0.14 per fully diluted common share, for the quarter ended September 30, 2010, as compared with net income available to common stockholders of $1.4 million, or $0.11 per fully diluted common share, for the quarter ended September 30, 2009.

"The Corporation's performance for the third quarter of 2010 reflected sustained progress on multiple levels with solid core results that underscores Center's sustained progress in improving growth of revenue streams and balance sheet strength. Results are consistent with the work started in prior quarters and scheduled to continue into 2011. With these actions, we enter the remainder of 2010 with a marked improvement in our balance sheet positioned to expand net interest margins, and with adequate loan loss reserves, good credit quality in the asset portfolios and a strong underpinning to reduce operating overhead and support net income levels," remarked Anthony C. Weagley, President & CEO.

"We are pleased with the performance achieved for the quarter and are optimistic that the Corporation will build its outstanding loan volume from this level through the fourth quarter of 2010. Our pipelines are strong, and we expect that increased activity in the commercial sectors of the portfolio will support our strategic goals of increased loan volume and improving our earning asset mix," said Mr. Weagley.

"Notwithstanding a slowdown in the general markets and a volatile yield curve, we believe that our increased business development efforts and brand recognition offer a unique window of opportunity for Center to expand its franchise as the market and businesses seek a strong community bank with the capacity and commitment to meet their needs.  Our emphasis will continue to be on the commercial mortgage, construction and commercial loan sectors of the portfolio." At September 30, 2010, the Corporation had $163.0 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities.  Our “Approved, Accepted but Unfunded” pipelines include $12.4 million in commercial and commercial real estate loans expected to fund over the next 90 days.

“Our allowance for loan loss level, our ability to reduce credit exposures and our low credit losses provide us the opportunity to continue to manage risk exposures as we grow the loan portfolio. The increase in this quarter's loan loss provision was primarily related to one large troubled debt restructuring of a commercial real estate loan, which is performing, coupled with some charge-offs in the residential mortgage portfolio. At September 30, 2010, our non-performing loans were 1.67% of total loans, down from 1.80% a year ago. Net charge-offs for the third quarter were an annualized 0.63% of average loans and were an annualized 0.55% for the nine months ended September 30, 2010, well below industry peer levels,” added Mr. Weagley.

Earnings for the current quarter included the effects of actions taken to further improve the strength of the Corporation’s balance sheet.  Certain bank-owned life insurance policies, with insurance carriers that had deteriorated credit ratings and investment yields, were surrendered and the proceeds were reinvested with more creditworthy carriers. The surrender of the policies had the effect of increasing income tax expense by $633,000.  In addition, the provision for loan losses for the quarter was higher than anticipated by $670,000, which increased the allowance for loan losses to 1.25% of total loans.  The earnings effect of these actions during the quarter was offset in part by a recognized income tax benefit of $204,000 and a recapture of income tax interest reserves of $121,000. Although earnings for the current quarter included these one-time charges and benefits, the results for the quarter and the year to date period nonetheless continue to reflect the core growth in key performance areas of the Corporation:  asset growth, margin expansion and a reduction in operating overhead.

For the nine months ended September 30, 2010, net income available to common stockholders amounted to $4.0 million, or $0.27 per fully diluted common share, compared to $3.1 million, or $0.24 per fully diluted common share, for the same period in 2009.  The results for the nine months ended September 30, 2010 included various one-time charges and benefits which, if excluded, would have reflected additional net income available to common shareholders of $3.0 million, or $0.21 per fully diluted common share. Such charges and benefits primarily included:  $5.1 million in other-than-temporary impairment charges on investment securities; a $594,000 early termination charge incurred to unwind a structured repurchase agreement; a one-time charge of $437,000 in connection with the lease/sale of the Corporation’s former operations facility; $633,000 in increased income tax expense due to the surrender of bank-owned life insurance policies; and $1.2 million in recognized income tax benefits.

Highlights for the quarter include:

•
Net interest income increased to $8.4 million, compared to $7.4 million for the third quarter 2009. Net interest margin on a fully taxable equivalent basis increased 51 basis points to 3.30%, compared to 2.79% for the third quarter of 2009, primarily the result of lower interest rates on deposits and borrowings and changes in volume mix.

•
Deposits increased to $836.9 million at September 30, 2010, or 4.3%, from $802.5 million at June 30, 2010 and decreased $124.3 million from the balance reported at September 30, 2009. The growth in the current quarter was primarily in noninterest-bearing checking deposits, savings and money market deposit accounts, while the decline from a year ago was largely in time deposits.

•	At September 30, 2010, total loans amounted to $701.9 million, a decrease of $20.6 million, compared to total loans at June 30, 2010. The decrease occurred primarily in the real estate loan portfolio.

•
Overall credit quality in the loan portfolio declined slightly during the quarter. Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more and other real estate owned (“OREO”), amounted to 1.12% of total assets at September 30, 2010, compared to 0.79% at June 30, 2010 and 0.94% at December 31, 2009. However, in early October the Corporation disposed of $1.8 million in OREO property and recorded a loss of approximately $185,000. Excluding this item from total non-performing assets reported at September 30, 2010, non-performing assets as a percent of total assets would have been 0.97%.   At September 30, 2010, the allowance for loan losses amounted to approximately $8.8 million, or 1.25% of total loans. The allowance for loan losses as a percentage of total non-performing loans was 74.7% at September 30, 2010 compared to 112.4% at June 30, 2010 and 77.2% at December 31, 2009.

•
The Corporation added $11.4 million to its capital base as a result of its successful common stock offerings in September 2010. The Tier 1 leverage capital ratio of 9.60% at September 30, 2010, compared to 6.74% at September 30, 2009, and 7.73% at December 31, 2009, exceeding regulatory guidelines.

•
Book value per common share was $6.90 at September 30, 2010, compared to $6.32 at December 31, 2009 and $6.36 at September 30, 2009. Tangible book value per common share was $5.86 at September 30, 2010, compared to $5.15 at December 31, 2009 and $5.04 at September 30, 2009.

Selected Financial Ratios
(unaudited; annualized where applicable)

As of or for the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Return on average assets	0.72%	0.69%	0.10%	0.07%	0.46%
Return on average equity	7.74%	7.60%	1.07%	0.91%	6.77%
Net interest margin (tax equivalent basis)	3.30%	3.37%	3.35%	3.05%	2.79%
Loans / deposits ratio	83.87%	90.04%	90.08%	88.44%	74.50%
Stockholders’ equity / total assets	10.00%	8.98%	8.81%	8.51%	6.83%
Efficiency ratio (1)	57.3%	65.9%	67.5%	57.6%	62.0%
Book value per common share	$6.90	$6.71	$6.52	$6.32	$6.36
Return on average tangible stockholders’ equity (1)	9.14%	9.06%	1.28%	1.09%	8.33%
Tangible common stockholders’ equity / tangible assets (1)	7.93%	6.87%	6.66%	6.37%	4.92%
Tangible book value per common share (1)	$5.86	$5.54	$5.35	$5.15	$5.04

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Earnings Summary for the Period Ended September 30, 2010

The following presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Net interest income	$8,382	$8,657	$8,509	$8,018	$7,441
Provision for loan losses	1,307	781	940	2,740	280
Net interest income after provision for loan losses	7,075	7,876	7,569	5,278	7,161
Other income (charges)	2,135	1,482	(2,449)	(340)	311
Other expense	5,442	6,268	6,392	5,238	5,186
Income before income tax expense	3,768	3,090	(1,272)	(300)	2,286
Income tax expense (benefit)	1,629	1,076	(1,553)	(536)	751
Net income	$2,139	$2,014	$281	$236	$1,535
Net income available to common stockholders	$1,993	$1,868	$136	$94	$1,387
Earnings per common share:
Basic	$0.14	$0.13	$0.01	$0.01	$0.11
Diluted	$0.14	$0.13	$0.01	$0.01	$0.11
Weighted average common shares outstanding:
Basic	14,649,397	14,574,832	14,574,832	14,531,387	13,000,601
Diluted	14,649,397	14,576,223	14,579,871	14,534,255	13,005,101

Net Interest Income

For the three months ended September 30, 2010, total interest income on a fully taxable equivalent basis decreased $1.5 million or 11.3%, to $12.0 million, compared to the three months ended September 30, 2009. Total interest expense decreased by $2.4 million, or 39.6%, to $3.7 million, for the three months ended September 30, 2010, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $8.4 million for the three months ended September 30, 2010, increasing $857,000, or 11.4%, from $7.5 million for the comparable period in 2009.

The decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates and lower volume of time deposits. The combined positive effect was a decrease in the average cost of funds, which declined 60 basis points to 1.58% from 2.18% for the quarter ended September 30, 2009 and on a linked sequential quarter decreased 9 basis points compared to the second quarter of 2010.

For the quarter ended September 30, 2010, the Corporation’s net interest spread increased 30 basis points to 3.16% as compared to 2.86% for the same three month period in 2009, and the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) widened by 51 basis points from 2.79% to 3.30%, in all cases on an annualized basis.

For the nine months ended September 30, 2010, net interest income on a fully taxable equivalent basis amounted to $25.6 million, compared to $20.8 million for the same period in 2009. Interest income decreased by $1.2 million while interest expense decreased by $6.0 million from the same period last year. Compared to the same period in 2009, for the nine months ended September 30, 2010, average interest earning assets increased $20.8 million while net interest spread and margin increased on an annualized basis by 47 basis points and 57 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

Other Income

The following presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Service charges on deposit accounts	$413	$337	$325	$371	$350
Fees from mortgage banking activity	-	-	-	1	4
Loan related fees	104	40	45	25	35
Mutual funds and annuities commissions	3	23	93	24	17
Debit card and ATM fees	122	122	105	111	114
Bank-owned life insurance	429	264	264	408	273
Net investment securities gains (losses)	1,033	657	(3,344)	(1,308)	(511)
Other service charges and fees	31	39	63	28	29
Total other income (charges)	$2,135	$1,482	$(2,449)	$(340)	$311

Other income increased $1.8 million for the third quarter of 2010 compared with the same period in 2009. During the third quarter of 2010, the Corporation recorded net investment securities gains of $1.0 million compared to $511,000 in net investment securities losses for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1.1 million for the three months ended September 30, 2010 compared to other income, excluding net securities gains, of $825,000 on a sequential linked quarter basis and other income, excluding net securities losses, of $822,000 for the three months ended September 30, 2009. The increase in other income in the third quarter 2010 when compared to the second quarter 2010 was primarily in service charges on deposit accounts, loan fees and bank-owned life insurance income.

For the nine months ended September 30, 2010, total other income decreased $3.1 million compared to the same period in 2009, primarily as a result of net securities losses including impairment charges taken on investment securities. Excluding net securities losses, the Corporation recorded other income of $2.8 million for the nine months ended September 30, 2010 compared to $2.4 million for the comparable period in 2009, an increase of $375,000 or 15.3%. Increases in other income for the nine months ended September 30, 2010 when compared to the nine months ended September 30, 2009 were primarily in service charges on deposits accounts, loan fees and bank-owned life insurance income.

Other Expense

The following presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Salaries	$2,178	$2,103	$2,043	$1,934	$1,981
Employee benefits	543	624	614	552	548
Occupancy and equipment	754	734	889	917	862
Professional and consulting	153	422	274	173	190
Stationery and printing	68	90	84	86	81
FDIC Insurance	510	458	618	430	320
Marketing and advertising	36	105	93	20	75
Computer expense	320	340	340	302	220
Bank regulatory related expenses	97	97	98	68	63
Postage and delivery	65	74	91	76	72
ATM related expenses	59	66	64	63	63
Other real estate owned expense	20	43	-	-	30
Amortization of core deposit intangible	16	19	19	19	19
Loss (gain) on fixed assets	-	437	(10)	-	-
Repurchase agreement termination fee	-	-	594	-	-
All other expenses	623	656	581	598	662
Total other expense	$5,442	$6,268	$6,392	$5,238	$5,186

Other expense for the third quarter of 2010 totaled $5.4 million, which was approximately $826,000 lower than other expense for the three months ended June 30, 2010. Professional and consulting expense for the three months ended September 30, 2010 decreased $269,000 compared to the three months ended June 30, 2010, and there were also decreases in employee benefits, primarily in pension expense of $81,000, and in marketing and advertising expense of $69,000. The increase in other expense for the three months ended September 30, 2010 when compared to the same period in 2009 was approximately $256,000 and was primarily associated with FDIC insurance expense.

For the nine months ended September 30, 2010, total other expense increased $282,000, or 1.6%, compared to the same period in 2009. A decrease in other real estate owned expense of $1.4 million served to largely offset increases in other expense categories which primarily included $1.0 million in one-time charges incurred with the lease/sale of the Corporation’s former operations facility and the early termination of a structure repurchase agreement.

Asset Quality

The following presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Non-accrual loans	$8,339	$7,312	$9,770	$11,245	$11,448
Loans 90 days or more past due and still accruing	3,402	336	1,584	39	1,477
Total non-performing loans	11,741	7,648	11,354	11,284	12,925
Other real estate owned	1,927	1,780	-	-	-
Total non-performing assets	$13,668	$9,428	$11,354	$11,284	$12,925
Troubled debt restructured loans	$10,417	$9,388	$4,465	$966	$970

Non-performing assets / total assets	1.12%	0.79%	0.96%	0.94%	0.96%
Non-performing loans / total loans	1.67%	1.06%	1.59%	1.57%	1.80%
Net charge-offs	$1,133	$325	$1,512	$1,171	$55
Net charge-offs / average loans (1)	0.63%	0.18%	0.85%	0.66%	0.03%
Allowance for loan losses / total loans	1.25%	1.19%	1.14%	1.21%	1.00%
Allowance for loan losses / non-performing loans	74.7%	112.4%	71.7%	77.2%	55.3%

Total assets	$1,221,278	$1,195,819	$1,187,655	$1,195,488	$1,349,516
Total loans	701,936	722,527	713,906	719,606	716,100
Average loans	715,849	718,078	711,860	709,612	693,670
Allowance for loan losses	8,770	8,595	8,139	8,711	7,142

(1)	Annualized.

At September 30, 2010, non-performing assets totaled $13.7 million, or 1.12% of total assets, as compared with $11.3 million, or 0.94%, at December 31, 2009 and $12.9 million, or 0.96%, at September 30, 2009.

The allowance for loan losses at September 30, 2010 amounted to approximately $8.8 million, or 1.25% of total loans compared to 1.21% of total loans at December 31, 2009. The allowance for loan losses as a percentage of total non-performing loans was 74.7% at September 30, 2010 compared to 77.2% at December 31, 2009.

Non-accrual loans increased from $7.3 million at June 30, 2010 to $8.3 million at September 30, 2010. Loans past due 90 days or more and still accruing increased from $336,000 at June 30, 2010 to $3.4 million at September 30, 2010. The increase in this category was primarily attributable to four residential loans totaling $1.4 million that are believed to be temporarily in this category, and a $1.6 million commercial loan currently being reviewed for potential modification. The borrower owns a building occupied by a day care center that has sought rent relief thus straining our borrower’s ability to pay per the loan contract. Other real estate owned at September 30, 2010 amounting to $1.9 million consisted of two residential properties, one of which for $1.8 million was disposed of in early October 2010 at a loss of approximately $185,000 and another that is under contract of sale and subject to close in the fourth quarter of 2010. Troubled debt restructured loans, which are performing loans, increased $1.0 million from June 30, 2010 to $10.4 million at September 30, 2010, due to the addition of two restructurings totaling $1.5 million, offset in part by the charge-off of one restructured loan for $473,000.

A discussion of the significant components of non-performing assets at September 30, 2010 is outlined below.

•	A $3.0 million nonaccrual loan secured by a commercial property located in Essex County, New Jersey. This non-accrual loan represents an expired participation with Highlands State Bank.

•
A $2.0 million nonaccrual loan secured by a commercial property located in Monmouth County, New Jersey. At present, the borrower has changed listing brokers to one that specializes in this type of property. Aggressive marketing is anticipated, and the Corporation expects to be repaid in full from the ultimate sale of the property.

•
A $1.0 million nonaccrual loan for a construction project secured by a commercial property in Union County, New Jersey. The borrower has entered into a contract of sale with a closing expected during the fourth quarter of 2010. From a combination of the net sales proceeds and a restructuring agreement entered into with the borrower, guarantors and affiliated entities, the Corporation expects to be repaid as a result.

•
A $1.6 million loan 90 days past due and still accruing secured by a commercial property in Atlantic County, New Jersey. The borrower is renegotiating the lease with its tenants and has been making partial payments regularly and may be looking to restructure the loan with the Corporation.

•
Other real estate owned at September 30, 2010 totaled $1.9 million and consisted of two residential properties. One of the properties carried at $1.8 million was disposed of in early October 2010 at a loss of approximately $185,000, and the other property is under contract of sale scheduled to close in the fourth quarter 2010.

•	Troubled debt restructured loans at September 30, 2010 totaled $10.4 million, increasing $1.0 million from June 30, 2010. These loans are all performing according to their restructured terms.

Capital

The Corporation completed a capital offering on September 27, 2010. Center sold an aggregate of 1,715,000 shares of its common stock under its previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on May 5, 2010. Center sold, through Stifel Nicolaus Weisel as underwriter, 1,430,000 shares of common stock at a price of $7.00 per share, with underwriting discounts and commissions of $0.39 per share, for gross proceeds from this offering of $10,010,000. Center also sold 285,000 shares of common stock directly to certain of its directors at a price of $7.50 per share, for gross proceeds from this offering of $2,137,500.

At September 30, 2010, total stockholders' equity amounted to $122.2 million, or 10.0% of total assets. Tangible common stockholders' equity was $95.5 million, or 7.93% of tangible assets. Book value per common share was $6.90 at September 30, 2010, compared to $6.36 at September 30, 2009. Tangible book value per common share was $5.86 at September 30, 2010 compared to $5.04 at September 30, 2009.

At September 30, 2010, the Corporation’s Tier 1 leverage capital ratio was 9.60%, the Tier 1 risk-based capital ratio was 13.09% and the Total risk-based capital ratio was 14.12%. Tier 1 capital increased to approximately $112.3 million at September 30, 2010 from $89.6 million at September 30, 2009, reflecting the Corporation’s proceeds from a rights offering and private placement with its standby purchaser in October 2009, proceeds from the Corporation’s common stock offerings in September 2010 and increases in retained earnings.

Statement of Condition Highlights at September 30, 2010

•	Total assets amounted to $1.2 billion at September 30, 2010.

•
Total loans were $701.9 million at September 30, 2010, decreasing $14.2 million, or 2.0%, from September 30, 2009. Total real estate loans declined $36.5 million from the comparable period in 2009 as a result of a decrease in the residential real estate portfolio. Commercial loans increased $22.9 million, or 13.9%, year over year.

•	Investment securities totaled $362.7 million at September 30, 2010, decreasing $13.4 million compared to September 30, 2009, and reflecting an increase from December 31, 2009 of $64.6 million.

•
Deposits totaled $836.9 million at September 30, 2010, increasing $23.2 million, or 2.9%, since December 31, 2009. Total deposits decreased $124.3 million from September 30, 2009, primarily in time certificates of deposit of $100,000 or more which were CDARS Reciprocal deposits.

•
Total deposit funding sources, including overnight repurchase agreements (which agreements are considered part of the demand deposit base), amounted to $873.3 million at September 30, 2010, a decrease of $140.0 million from September 30, 2009, reflecting outflows of CDARS time deposits. The Corporation’s core deposit gathering efforts remain strong.

•
Borrowings totaled $232.6 million at September 30, 2010, decreasing $41.8 million from December 31, 2009, primarily due to repayment of a Federal Home Loan Bank advance and a structured repurchase agreement, coupled with a reduction in overnight repurchase agreement activity.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Real estate loans:
Residential	$165,535	$176,697	$184,598	$190,138	$200,533
Commercial	295,003	299,694	297,167	304,662	291,133
Construction	52,518	58,118	50,574	51,099	57,898
Total real estate loans	513,056	531,516	532,339	545,899	549,564
Commercial loans	188,052	187,104	180,597	172,226	165,173
Consumer and other loans	445	467	505	954	952
Total loans before deferred fees and costs	701,553	722,080	713,441	719,079	715,689
Deferred costs, net	383	447	465	527	411
Total loans	$701,936	$722,527	$713,906	$719,606	$716,100

The following reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Demand:
Non interest-bearing	$147,213	$138,152	$137,422	$130,518	$126,205
Interest-bearing	176,728	176,284	156,865	156,738	136,070
Savings	202,242	189,920	188,712	192,996	215,275
Money market	139,440	125,055	126,647	116,450	132,395
Time	171,279	173,048	182,864	217,003	351,212
Total deposits	$836,902	$802,459	$792,510	$813,705	$961,157

Condensed Statements of Condition

The following tables present condensed statements of condition at or for the periods indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Cash and due from banks	$75,478	$97,651	$66,863	$89,168	$172,401
Investment securities	362,683	294,277	322,309	298,124	376,097
Loans	701,936	722,527	713,906	719,606	716,100
Allowance for loan losses	(8,770)	(8,595)	(8,139)	(8,711)	(7,142)
Restricted investment in bank stocks, at cost	10,255	10,707	10,551	10,672	10,673
Premises and equipment, net	13,178	13,349	17,635	17,860	18,155
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	170	186	205	224	243
Bank-owned life insurance	27,636	26,832	26,568	26,304	26,162
Other real estate owned	1,927	1,780	-	-	-
Other assets	19,981	20,301	20,953	25,437	20,023
Total assets	$1,221,278	$1,195,819	$1,187,655	$1,195,488	$1,349,516
Deposits	$836,902	$802,459	$792,510	$813,705	$961,157
Borrowings	232,568	248,883	258,477	274,408	280,509
Other liabilities	29,651	37,058	32,065	5,626	15,623
Stockholders' equity	122,157	107,419	104,603	101,749	92,227
Total liabilities and stockholders’ equity	$1,221,278	$1,195,819	$1,187,655	$1,195,488	$1,349,516

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Investment securities	$301,316	$313,905	$310,525	$357,471	$385,270
Loans	715,849	718,078	711,860	709,612	693,670
Allowance for loan losses	(8,738)	(8,362)	(8,378)	(7,401)	(6,978)
All other assets	180,974	150,842	164,708	233,341	274,103
Total assets	$1,189,401	$1,174,463	$1,178,715	$1,293,023	$1,346,065
Non interest-bearing deposits	$142,829	$139,759	$135,358	$134,325	$129,592
Interest-bearing deposits	685,830	659,608	661,630	764,469	$845,504
Borrowings	238,266	256,854	268,775	279,344	266,825
Other liabilities	11,932	12,295	8,316	11,018	13,411
Stockholders’ equity	110,544	105,947	104,636	103,867	90,733
Total liabilities and stockholders’ equity	$1,189,401	$1,174,463	$1,178,715	$1,293,023	$1,346,065

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing our return on equity excluding the effect of changes in intangible assets on equity.

The following presents a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Net income	$2,139	$2,014	$281	$236	$1,535
Average stockholders’ equity	$110,544	$105,947	$104,636	$103,867	$90,733
Less:
Average goodwill and other intangible assets	16,984	17,001	17,020	17,039	17,058
Average tangible stockholders’ equity	$93,560	$88,946	$87,616	$86,828	$73,675

Return on average stockholders’ equity	7.74%	7.60%	1.07%	0.91%	6.77%
Add:
Average goodwill and other intangible assets	1.40%	1.46%	0.21%	0.18%	1.56%
Return on average tangible stockholders’ equity	9.14%	9.06%	1.28%	1.09%	8.33%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following presents a reconciliation of book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Common shares outstanding	16,289,832	14,574,832	14,574,832	14,572,029	13,000,601
Stockholders’ equity	$122,157	$107,419	$104,603	$101,749	$92,227
Less: Preferred stock	9,680	9,660	9,639	9,619	9,599
Less: Goodwill and other intangible assets	16,974	16,990	17,009	17,028	17,047
Tangible common stockholders’ equity	$95,503	$80,769	$77,955	$75,102	$65,581

Book value per common share	$6.90	$6.71	$6.52	$6.32	$6.36
Less: Goodwill and other intangible assets	1.04	1.17	1.17	1.17	1.32
Tangible book value per common share	$5.86	$5.54	$5.35	$5.15	$5.04

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following presents a reconciliation of total assets to tangible assets and a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Total assets	$1,221,278	$1,195,819	$1,187,655	$1,195,488	$1,349,516
Less: Goodwill and other intangible assets	16,974	16,990	17,009	17,028	17,047
Tangible assets	$1,204,304	$1,178,829	$1,170,646	$1,178,460	$1,332,469

Total stockholders' equity / total assets	10.00%	8.98%	8.81%	8.51%	6.83%
Tangible common stockholders' equity / tangible assets	7.93%	6.85%	6.66%	6.37%	4.92%

Other income is presented in the table below including and excluding net securities gains (losses). We believe that many investors desire to evaluate other income without regard for securities gains (losses).

(in thousands)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Other income (charges)	$2,135	$1,482	$(2,449)	$(340)	$311
Less: Net investment securities gains (losses)	1,033	657	(3,344)	(1,308)	(511)
Other income, excluding net investment securities gains (losses)	$1,102	$825	$895	$968	$822

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains (losses), calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Other expense	$5,442	$6,268	$6,392	$5,238	$5,186

Net interest income (tax equivalent basis)	$8,393	$8,686	$8,569	$8,129	$7,536
Other income, excluding net investment securities gains (losses)	1,102	825	895	968	822
Total	$9,495	$9,511	$9,464	$9,097	$8,358

Efficiency ratio	57.3%	65.9%	67.5%	57.6%	62.0%

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2010, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $873.3 million and stockholders’ equity of $122.2 million. For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding work started in prior quarters and scheduled to continue into 2011, future net interest margins, future loan volumes, including future commercial loan volumes, the potential expansion of the Corporation’s franchise, the Corporation’s intention to focus on the commercial mortgage, construction and commercial loan sectors, the future funding of undisbursed loan commitments and the Corporation’s ability to manage risk exposures in the future) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the protracted global financial crisis and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2863

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share data)	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and due from banks	$75,478	$89,168
Investment securities	362,683	298,124
Loans	701,936	719,606
Less: Allowance for loan losses	8,770	8,711
Net loans	693,166	710,895
Restricted investment in bank stocks, at cost	10,255	10,672
Premises and equipment, net	13,178	17,860
Accrued interest receivable	4,091	4,033
Bank-owned life insurance	27,636	26,304
Goodwill	16,804	16,804
Prepaid FDIC assessments	4,042	5,374
Other real estate owned	1,927	—
Other assets	12,018	16,254
Total assets	$1,221,278	$1,195,488
LIABILITIES
Deposits:
Non-interest bearing	$147,213	$130,518
Interest-bearing:
Time deposits $100 and over	114,019	144,802
Interest-bearing transaction, savings and time deposits $100 and less	575,670	538,385
Total deposits	836,902	813,705
Short-term borrowings	36,386	46,109
Long-term borrowings	191,027	223,144
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	7,456	5,626
Due to brokers for investment securities	22,195	—
Total liabilities	1,099,121	1,093,739
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 10,000 shares at September 30, 2010 and December 31, 2009	9,680	9,619
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at September 30, 2010 and 16,762,412 shares at December 31, 2009; outstanding 16,289,832 shares at September 30, 2010 and 14,572,029 shares at December 31, 2009	110,056	97,908
Additional paid in capital	5,500	5,650
Retained earnings	19,192	17,068
Treasury stock, at cost (2,187,580 common shares at September 30, 2010 and 2,190,383 common shares at December 31, 2009)	(17,698)	(17,720)
Accumulated other comprehensive loss	(4,573)	(10,776)
Total stockholders’ equity	122,157	101,749
Total liabilities and stockholders’ equity	$1,221,278	$1,195,488

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except for share data)	2010	2009	2010	2009

Interest income
Interest and fees on loans	$9,378	$9,255	$28,165	$27,568
Interest and dividends on investment securities:
Taxable	2,464	3,874	8,337	9,333
Tax-exempt	21	185	194	773
Dividends	43	27	97	85
Dividends on restricted investment in bank stocks	129	150	402	380
Total interest income	12,035	13,491	37,195	38,139
Interest expense
Interest on certificates of deposit $100 or more	282	1,077	1.036	2,844
Interest on other deposits	1,213	2,362	3,712	7,191
Interest on borrowings	2,158	2,611	6,899	7,657
Total interest expense	3,653	6,050	11,647	17,692
Net interest income	8,382	7,441	25,548	20,447
Provision for loan losses	1,307	280	3,028	1,857
Net interest income after provision for loan losses	7,075	7,161	22,520	18,590
Other income
Service charges, commissions and fees	535	464	1,424	1,353
Annuities and insurance commissions	3	17	119	102
Bank-owned life insurance	429	273	957	748
Other	135	68	322	244
Other-than-temporary impairment losses on investment securities	(23)	(1,878)	(8,495)	(2,018)
Portion of losses recognized in other comprehensive income, before taxes	—	478	3,377	478
Net other-than-temporary impairment losses on investment securities	(23)	(1,400)	(5,118)	(1,540)
Net gains on sale of investment securities	1,056	889	3,464	3,339
Net investment securities gains (losses)	1,033	(511)	(1,654)	1,799
Total other income	2,135	311	1,168	4,246
Other expense
Salaries and employee benefits	2,721	2,529	8,106	7,429
Occupancy and equipment	754	862	2,377	2,882
FDIC insurance	510	320	1,586	1,625
Professional and consulting	153	190	849	638
Stationery and printing	68	81	242	253
Marketing and advertising	36	75	234	346
Computer expense	320	220	1,001	662
Other real estate owned	20	30	63	1,438
Loss on fixed assets, net	—	—	427	—
Repurchase agreement termination fee	—	—	594	—
All other	860	879	2,622	2,546
Total other expense	5,442	5,186	18,101	17,819
Income before income tax expense	3,768	2,286	5,587	5,017
Income tax expense	1,629	751	1,153	1,482
Net Income	2,139	1,535	4,434	3,535
Preferred stock dividends and accretion	146	148	437	425
Net income available to common stockholders	$1,993	$1,387	$3,997	$3,110
Earnings per common share
Basic	$0.14	$0.11	$0.27	$0.24
Diluted	$0.14	$0.11	$0.27	$0.24
Weighted Average Common Shares Outstanding
Basic	14,649,397	13,000,601	14,599,919	12,995,481
Diluted	14,649,397	13,005,101	14,601,478	12,998,211

CENTER BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended
(in thousands, except for share data)	9/30/2010	6/30/2010	9/30/2009
Statements of Income Data
Interest income	$12,035	$12,488	$13,491
Interest expense	3,653	3,831	6,050
Net interest income	8,382	8,657	7,441
Provision for loan losses	1,307	781	280
Net interest income after provision for loan losses	7,075	7,876	7,161
Other income	2,135	1,482	311
Other expense	5,442	6,268	5,186
Income before income tax expense	3,768	3,090	2,286
Income tax expense	1,629	1,076	751
Net income	2,139	$2,014	$1,535
Net income available to common stockholders	1,993	$1,868	$1,387
Earnings per Common Share
Basic	$0.14	$0.13	$0.11
Diluted	$0.14	$0.13	$0.11
Statements of Condition Data (Period-End)
Investment securities	$362,683	$294,277	$376,097
Loans	701,936	722,527	716,100
Assets	1,221,278	1,195,819	1,349,516
Deposits	836,902	802,459	961,157
Borrowings	232,568	248,883	280,509
Stockholders' equity	122,157	107,419	92,227
Common Shares Dividend Data
Cash dividends	$437	$437	$390
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	21.93%	23.39%	28.12%
Weighted Average Common Shares Outstanding
Basic	14,649,397	14,574,832	13,000,601
Diluted	14,649,397	14,576,223	13,005,101
Operating Ratios
Return on average assets	0.72%	0.69%	0.46%
Return on average equity	7.74%	7.60%	6.77%
Return on average tangible equity	9.14%	9.06%	8.33%
Average equity / average assets	9.29%	9.02%	6.74%
Book value per common share (period-end)	$6.90	$6.71	$6.36
Tangible book value per common share (period-end)	$5.86	$5.54	$5.04
Non-Financial Information (Period-End)
Common stockholders of record	592	592	617
Full-time equivalent staff	165	163	165